As filed with the Securities and Exchange Commission on October 15, 1999
                                                     Registration No. 33-78844
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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-8
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

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                              NTL INCORPORATED
           (Exact name of registrant as specified in its charter)

             DELAWARE                             13-405-1921
(State of other jurisdiction of    (I.R.S. Employer Identification Number)
incorporation or organization)

                            110 East 59th Street
                          New York, New York 10022
                               (212) 906-8440
 (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    NTL
                          Richard J. Lubasch, Esq.
                         Executive Vice President,
                       General Counsel and Secretary
                            110 East 59th Street
                          New York, New York 10022
                               (212) 906-8440
  (Name, address, including zip code, and telephone number, including area code, of agent for service)

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                                 COPIES TO:

                          Thomas H. Kennedy, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10021

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                 POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

   This post-effective amendment No. 1 to Registration Statement on Form S-8 (No. 33-78844) of the registrant's predecessor company, International CableTel Incorporated, is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended, to reflect the adoption by NTL Incorporated, a Delaware corporation, of a holding company form of organizational structure. The holding company organizational structure was effected pursuant to an agreement and plan of merger among NTL, NTL Communications Corp., a Delaware corporation ("Holdco") and NTL Mergerco, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco. The merger agreement provides for, among other things, the merger of NTL Mergerco, Inc. with and into NTL, with NTL continuing as the surviving corporation. Pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, stockholder approval of the merger was not required.

   As a result of the merger, which was consummated on April 1, 1999, NTL became a direct wholly-owned subsidiary of Holdco. Immediately following the merger, Holdco changed its name to NTL Incorporated and retained the same trading symbols of NTL: NTLI (NASDAQ) and NTLI.ED (ESDAQ).

   Holdco, renamed NTL Incorporated, is the successor issuer to NTL.

   Each share of common stock, par value $.01 per share, of NTL issued and outstanding was converted into and exchanged for one share of common stock, par value $.01 per share, of Holdco including an associated right to purchase series A junior participating preferred stock of Holdco.
Additionally, the following conversions were effected pursuant to the terms of the merger agreement:

   o each share of 13% series A preferred stock issued and outstanding of NTL was converted into one share of 13% series A preferred stock of Holdco;

   o each share of 13% series B preferred stock issued and outstanding of NTL was converted into one share of 13% series B preferred stock of Holdco;

   o each share of 9.9% series A preferred stock issued and outstanding of NTL was converted into one share of 9.9% series A preferred stock of Holdco;

   o each share of 9.9% series B preferred stock issued and outstanding of NTL was converted into one share of 9.9% series B preferred stock of Holdco;

   o each share of 5 1/4% series A preferred stock issued and outstanding of NTL was converted into one share of 5 1/4% series A preferred stock of Holdco;

   o each share of 5 1/4% series B preferred stock issued and outstanding of NTL was converted into one share of 5 1/4% series B preferred stock of Holdco.

   Holdco also assumed NTL's obligations with respect to the conversion rights of holders of 7% convertible subordinated notes due 2008 of NTL. The conversion privileges of such holder of the 7% convertible subordinated notes due 2008 which entitled such holder to shares of common stock of NTL were amended to entitle such holder to a corresponding number of shares of common stock of Holdco.

   As a result of the merger, each outstanding employee stock option and warrant to purchase shares of NTL's common stock granted under any employee stock option or compensation plan or arrangement of NTL was converted into an option to purchase one share of Holdco's common stock in accordance with the provisions of such employee stock option or compensation plan or arrangement or warrant agreement.

   In accordance with paragraph (d) of Rule 414 under the Securities Act, Holdco, renamed NTL Incorporated, hereby expressly adopts this registration statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended.

   The applicable registration fees were paid at the time of the original filing of this registration statement.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of October 1999.

                                   NTL INCORPORATED


                                   By:/s/ Richard J. Lubasch
                                      _____________________________
                                      Name:Richard J. Lubasch
                                      Title:Executive Vice  President,
                                            General Counsel and Secretary



      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated with respect to NTL Incorporated, on this 15th day of October, 1999.

           Signature                                Title

/s/ George S. Blumenthal                  Chairman of the Board, Treasurer
_______________________________           and Director
   George S. Blumenthal


/s/ J. Barclay Knapp                      President, Chief Executive Officer
_______________________________           and Director
   J. Barclay Knapp


/s/ John Gregg                            Senior Vice President and Chief
_______________________________           Financial Officer
   John Gregg


/s/ Gregg Gorelick                        Vice President-Controller and Chief
_______________________________           Accounting Officer
   Gregg Gorelick


/s/ Robert T. Goad                        Director
_______________________________
   Robert T. Goad


/s/ Sidney R. Knafel                      Director
_______________________________
   Sidney R. Knafel


/s/ Ted H. McCourtney                     Director
_______________________________
   Ted H. McCourtney


/s/ Del Mintz                             Director
_______________________________
   Del Mintz


/s/ Alan J. Patricof                      Director
_______________________________
   Alan J. Patricof


/s/ Warren Potash                         Director
_______________________________
   Warren Potash


---------------------------               Director
    Jean-Louis Vinciguerra


/s/ Michael Willner                       Director
---------------------------
    Michael Willner